Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces Third Quarter 2013 Results

Denver, Colorado – (Business Wire) – October 17, 2013 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2013.

Highlights for the third quarter of 2013 as compared to the third quarter of 2012 include:

•	Revenue increased 18.0% to $826.9 million

•	Comparable restaurant sales increased 6.2%

•	Restaurant level operating margin was 26.8%, a decrease of 60 basis points

•	Net income was $83.4 million, an increase of 15.3%

•	Diluted earnings per share was $2.66, an increase of 17.2%

•	Opened 37 new restaurants

Highlights for the nine months ended September 30, 2013 as compared to the prior year include:

•	Revenue increased 16.7% to $2.37 billion

•	Comparable restaurant sales increased 4.3%

•	Restaurant level operating margin was 26.9%, a decrease of 110 basis points

•	Net income was $247.8 million, an increase of 14.4%

•	Diluted earnings per share was $7.93, an increase of 16.6%

•	Opened 129 new restaurants

“Our unique food culture continues to resonate with our customers. We are proud of the investments we have made over the years to source sustainably raised ingredients, which allows us to serve delicious food. By sourcing the best possible ingredients and cooking them according to classic cooking techniques we continue to demonstrate that just because food is served fast, it doesn’t have to be a typical fast food experience,” said Steve Ells, Founder, Chairman and co-CEO of Chipotle.

Third quarter 2013 results

Revenue for the quarter was $826.9 million, up 18.0% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 6.2% increase in comparable restaurant sales. Comparable restaurant sales growth was driven by increased traffic.

During the quarter we opened 37 new restaurants, bringing the total restaurant count to 1,539, including our first restaurant in Germany.

Food costs were 33.6% of revenue, an increase of 100 basis points driven by higher ingredient costs. Higher ingredient costs were driven by increased produce prices for tomatoes, corn and tomatillos in our salsas as well as higher costs for dairy and chicken, and finally, more expensive oils as we began converting from GMO soy oil to non-GMO sunflower and rice bran oils.

Restaurant level operating margin was 26.8% in the quarter, a decrease of 60 basis points from the prior year period. The decrease was primarily driven by higher food and marketing costs partially offset by favorable sales leverage.

General and administrative expenses were 6.4% of revenue, a decrease of 50 basis points driven by costs in the third quarter of 2012 for our biennial All Managers’ Conference, partially offset by an increase in legal costs.

Net income for the third quarter of 2013 was $83.4 million, or $2.66 per diluted share, compared to $72.3 million, or $2.27 per diluted share, in the third quarter of 2012.

Results for the nine months ended September 30, 2013

Revenue for the first nine months of 2013 was $2.37 billion, up 16.7% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 4.3% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic.

During the first nine months of the year, we opened 129 new restaurants, bringing the total restaurant count to 1,539.

Restaurant level operating margin was 26.9% for the first nine months, a decrease of 110 basis points from the prior year period. The decrease was primarily from higher food costs and higher marketing costs, partially offset by favorable labor leverage.

General and administrative expense for the first nine months of 2013 was 6.2% of revenue, or a decrease of 70 basis points from the prior year period. The decrease as a percent of revenue was driven by costs in 2012 for our biennial All Managers’ Conference, lower stock based compensation expense and lower employee related payroll taxes, and greater sales leverage, partially offset by an increase in legal costs.

Net income for the first nine months of 2013 was $247.8 million, or $7.93 per diluted share, compared to $216.6 million, or $6.80 per diluted share, in the first nine months of 2012.

“We are proud of the results we delivered during the third quarter. Our unique people culture, which appeals to and rewards top performers, is a driving force behind our accomplishments, and helps drive our sustainable growth by developing excellent managers from within. Our top performing managers are creating a culture of empowerment in their restaurants, enabling our energetic and ambitious crew to treat each customer to the best dining experience possible,” said Monty Moran, co-CEO.

Outlook

For 2013, management expects the following:

•	165 – 180 new restaurant openings

•	Mid single digit comparable restaurant sales

•	An effective full year tax rate of approximately 38.9% (39.3% for the remainder of 2013).

For 2014, management expects the following:

•	180 – 195 new restaurant openings

•	Low single digit comparable restaurant sales excluding any menu price increases

•	An estimated effective tax rate of 39.9%, which excludes federal work opportunity and R&D tax credits, which have not been renewed for 2014.

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the third quarter 2013 financial results on Thursday, October 17, 2013 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-800-390-5312 or for international callers by dialing 1-719-325-2359. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 6685758. The replay will be available until October 24, 2013. The call will be webcast live from the company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that—where possible—are sustainably grown and Responsibly Raised™ with respect for the animals, the land, and the farmers who produce the food. In order to achieve this vision, we focus on building a special people culture that is centered on creating teams of top performers empowered to achieve high standards. This people culture not only leads to a better dining experience for our customers, it also allows us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and currently operates more than 1,500 restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including a description of the sustainability of our growth as well as statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales trends, potential menu price increases, and effective tax rates in 2013 and 2014, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as decreased consumer spending and economic uncertainty, our possible inability to increase menu prices or realize the benefits of menu price increases, or the impact of competition; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; the risk of food-borne illnesses and other health concerns about our food; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages and potential liabilities related to advertising claims and other marketing activities related to Food With Integrity; the effect of competition in the restaurant industry; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies; security risks associated with the acceptance of electronic payment cards or electronic storage of confidential customer or employee information; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended September 30
	2013		2012
Revenue	$826,907	100.0%	$700,528	100.0%

Restaurant operating costs (Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	277,503	33.6	228,566	32.6
Labor	188,709	22.8	162,655	23.2
Occupancy	50,128	6.1	43,777	6.2
Other operating costs	89,060	10.8	73,728	10.5
General and administrative expenses	52,726	6.4	48,606	6.9
Depreciation and amortization	24,618	3.0	21,362	3.0
Pre-opening costs	4,604	0.6	2,772	0.4
Loss on disposal of assets	2,405	0.3	1,399	0.2

Total operating expenses	689,753	83.4	582,865	83.2

Income from operations	137,154	16.6	117,663	16.8
Interest and other income, net	765	0.1	547	0.1

Income before income taxes	137,919	16.7	118,210	16.9
Provision for income taxes	(54,540)	(6.6)	(45,910)	(6.6)

Net income	$83,379	10.1%	$72,300	10.3%

Earnings per share:
Basic	$2.70		$2.28

Diluted	$2.66		$2.27

Weighted average common shares outstanding:
Basic	30,897		31,643

Diluted	31,296		31,846

Comprehensive income	$84,890		$73,260

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Nine months ended September 30
	2013		2012
Revenue	$2,370,444	100.0%	$2,032,063	100.0%

Restaurant operating costs (Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	787,602	33.2	656,673	32.3
Labor	545,982	23.0	474,535	23.4
Occupancy	146,312	6.2	126,044	6.2
Other operating costs	252,012	10.6	206,260	10.2
General and administrative expenses	147,889	6.2	140,235	6.9
Depreciation and amortization	71,151	3.0	61,989	3.1
Pre-opening costs	10,736	0.5	8,526	0.4
Loss on disposal of assets	5,144	0.2	4,124	0.2

Total operating expenses	1,966,828	83.0	1,678,386	82.6

Income from operations	403,616	17.0	353,677	17.4
Interest and other income, net	1,361	0.1	1,358	0.1

Income before income taxes	404,977	17.1	355,035	17.5
Provision for income taxes	(157,161)	(6.6)	(138,388)	(6.8)

Net income	$247,816	10.5%	$216,647	10.7%

Earnings per share:
Basic	$8.01		$6.86

Diluted	$7.93		$6.80

Weighted average common shares outstanding:
Basic	30,937		31,583

Diluted	31,234		31,881

Comprehensive income	$248,190		$217,232

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	September 30 2013	December 31 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$308,076	$322,553
Accounts receivable, net of allowance for doubtful accounts of $1,200 and $1,187 as of September 30, 2013 and December 31, 2012, respectively	14,575	16,800
Inventory	12,509	11,096
Current deferred tax asset	9,829	8,862
Prepaid expenses and other current assets	34,696	27,378
Income tax receivable	—	9,612
Investments	224,097	150,306

Total current assets	603,782	546,607
Leasehold improvements, property and equipment, net	936,023	866,703
Long term investments	303,700	190,868
Other assets	45,988	42,550
Goodwill	21,939	21,939

Total assets	$1,911,432	$1,668,667

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$70,267	$58,700
Accrued payroll and benefits	60,406	71,731
Accrued liabilities	47,800	56,421
Income tax payable	1,225	—

Total current liabilities	179,698	186,852
Deferred rent	185,980	167,057
Deferred income tax liability	56,522	48,947
Other liabilities	23,490	19,885

Total liabilities	445,690	422,741

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2013 and December 31, 2012, respectively	—	—
Common stock $0.01 par value, 230,000 shares authorized, and 35,066 and 34,912 shares issued as of September 30, 2013 and December 31, 2012, respectively	351	349
Additional paid-in capital	885,891	816,612
Treasury stock, at cost, 4,131 and 3,819 common shares at September 30, 2013 and December 31, 2012, respectively	(619,173)	(521,518)
Accumulated other comprehensive income	1,398	1,024
Retained earnings	1,197,275	949,459

Total shareholders’ equity	1,465,742	1,245,926

Total liabilities and shareholders’ equity	$1,911,432	$1,668,667

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Nine months ended September 30
	2013	2012
Operating activities
Net income	$247,816	$216,647
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,151	61,989
Deferred income tax provision (benefit)	6,585	(5,792)
Loss on disposal of assets	5,144	4,124
Bad debt allowance	24	906
Stock-based compensation expense	50,622	52,252
Excess tax benefit on stock-based compensation	(17,694)	(74,576)
Other	403	367
Changes in operating assets and liabilities:
Accounts receivable	2,200	(7,059)
Inventory	(1,415)	(1,047)
Prepaid expenses and other current assets	(7,304)	(3,243)
Other assets	(3,428)	(10,867)
Accounts payable	3,389	8,368
Accrued liabilities	(19,966)	(12,626)
Income tax payable/receivable	28,531	44,137
Deferred rent	18,939	16,834
Other long-term liabilities	3,718	3,523

Net cash provided by operating activities	388,715	293,937

Investing activities
Purchases of leasehold improvements, property and equipment	(136,665)	(137,505)
Purchases of investments	(293,929)	(128,870)
Maturities of investments	106,750	—

Net cash used in investing activities	(323,844)	(266,375)

Financing activities
Acquisition of treasury stock	(97,655)	(82,561)
Proceeds from employee stock plan transactions	291	249
Excess tax benefit on stock-based compensation	17,694	74,576
Other financing payments	(106)	(99)

Net cash used in financing activities	(79,776)	(7,835)

Effect of exchange rate changes on cash and cash equivalents	428	179
Net change in cash and cash equivalents	(14,477)	19,906
Cash and cash equivalents at beginning of period	322,553	401,243

Cash and cash equivalents at end of period	$308,076	$421,149

Supplemental disclosures of cash flow information
Increase in purchases of leasehold improvements, property and equipment accrued in accounts payable	$8,181	$10,331

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012
Number of restaurants opened	37	44	48	60	36
Restaurant relocations	—	—	—	—	(2)
Number of restaurants at end of period	1,539	1,502	1,458	1,410	1,350
Average restaurant sales	$2,140	$2,119	$2,105	$2,113	$2,119
Comparable restaurant sales increases	6.2%	5.5%	1.0%	3.8%	4.8%